Filed Pursuant to Rule 424(b)(3)
Registration No. 333-49966
Registration No. 333-122355

Supplement to Prospectus Supplement dated March 22, 2001
and Prospectus dated December 7, 2000

$377,000,000

Senior Medium-Term Notes, Series E
Subordinated Medium-Term Notes, Series E
Due Nine Months or More From Date of Issue

CENTEX CORPORATION

     This supplement sets forth certain changes to the text of the prospectus supplement dated March 22, 2001. The referenced portions of the prospectus supplement dated March 22, 2001 are hereby amended as indicated below.

     On the front cover page of the prospectus supplement, “$350,000,000” is deleted and “$377,000,000” is substituted in lieu thereof.

     The final paragraph on the front cover page of the prospectus supplement is amended to read, in its entirety, as follows: “We may sell notes to the agents referred to below as principal for resale at varying or fixed offering prices or through the agents as agent using their reasonable efforts on our behalf. If we sell all the notes, we expect to receive proceeds of between $374,172,500 and $376,528,750, after paying the agent’s discounts and commissions of between $471,250 and $2,827,500. We may also sell notes without the assistance of the agents (whether acting as principal or as agent).”

     On page S-4 of the prospectus supplement, “$350,000,000” should be deleted in each place it appears and “$377,000,000” should be substituted in lieu thereof.

Banc of America Securities LLC

Citigroup

Credit Suisse First Boston

JPMorgan

Morgan Stanley

UBS Investment Bank

This supplement is dated January 28, 2005